UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2021

Keros Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39264	81-1173868
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Hayden Avenue, Suite 120, Building E Lexington, Massachusetts		02421
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 314-6297

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	KROS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On December 12, 2021, Keros Therapeutics, Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with Hansoh (Shanghai) Healthtech Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“Hansoh”). Under the terms of the Agreement, the Company has granted to Hansoh the exclusive right to develop, manufacture and commercialize the Company’s proprietary engineered ligand trap compound (referred to as KER-050) and licensed products containing such compound within the territories of mainland China, Hong Kong, and Macau (collectively, the “Territory”).

In connection with the Agreement, Hansoh will purchase clinical trial supply of KER-050 from the Company, and the parties will also negotiate in good faith to enter into an agreement for commercial supply prior to any anticipated commercialization in the Territory. In addition, Hansoh will use commercially reasonable efforts to develop, obtain regulatory approval for, and commercialize licensed products in any region in the Territory.

Under the Agreement, Hansoh will make an upfront payment to the Company of $20.0 million. In addition to the upfront payment, the Company is entitled to receive up to an aggregate of (i) $26.5 million upon the achievement of specified development milestones and (ii) $144.0 million upon the achievement of specified net sales thresholds for all licensed products in the Territory. If a licensed product is approved for marketing in the Territory, the Company will be entitled to receive royalty payments based on a tiered percentage of annual net sales in each region within the Territory, with such percentage ranging from the low double digit to high teens, subject to specified potential royalty reductions.

Hansoh’s obligation to pay royalties for a given licensed product in a given region in the Territory will begin on the date of the first commercial sale for such licensed product in such region and continue until the latest of (i) 10 years from the date of the first commercial sale for such licensed product in such region, (ii) the expiration of the last valid claim of certain licensed patents or joint patents, and (iii) expiration of regulatory exclusivity in such region. During the royalty term, neither party will directly or indirectly commercialize a competing product in the Territory.

The Agreement will continue in force on a region-by-region basis until the expiration of the royalty term. Hansoh may terminate the Agreement in its entirety for convenience, with notice. The Company may terminate the Agreement in its entirety for a patent challenge brought by Hansoh or its affiliates or their sublicensees. Either party may terminate the Agreement in its entirety (i) if the other party materially breaches the Agreement and fails to cure such breach or (ii) upon the bankruptcy of the other party.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Item 8.01     Other Events.

On December 13, 2021, the Company issued a press release announcing its entrance into the Agreement with Hansoh. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release dated December 13, 2021.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEROS THERAPEUTICS, INC.

By:	/s/ Jasbir Seehra
Jasbir Seehra, Ph.D. Chief Executive Officer
Dated: December 13, 2021